NEWS RELEASE                                                EXHIBIT 99.1

CONTACT:

Thor Erickson – Investor Relations
+1 (678) 260-3110

Fred Roselli – Media Relations
+1 (678) 260-3421

COCA-COLA ENTERPRISES, INC.
REPORTS FIRST-QUARTER 2011 RESULTS

•	First-quarter diluted earnings per common share totaled 31 cents on a reported basis, or 33 cents on a comparable basis.

•	Revenue was $1.84 billion on a reported and comparable basis, and was up 7 percent over prior year pro forma results, including a 2 percent currency benefit.

•
Operating income was $164 million on a reported basis, and $173 million on a comparable basis.  Comparable operating income was up 7.5 percent over prior year pro forma results, including a 2 percent currency benefit.

•	Volume grew 5 percent driven by growth in core Coca-Cola trademark brands, sparkling flavors, and juice drinks.

•	Share repurchase program remains on track; $200 million in shares purchased during the first quarter of 2011.

•	CCE now expects 2011 comparable diluted earnings per common share in a range of $2.10 to $2.15, including a currency benefit of approximately 15 cents at recent rates.

ATLANTA, April 28, 2011 – Coca-Cola Enterprises, Inc. (NYSE: CCE) today reported first-quarter 2011 operating income of $164 million, or $173 million on a comparable basis. First-quarter 2011 diluted earnings per common share were 31 cents, or 33 cents on a comparable basis.  Currency translation had a slightly positive impact on first quarter results.  Items affecting comparability and other pro forma adjustments are detailed on page 9 of this release.

    For the quarter, revenue totaled $1.84 billion, an increase of 7 percent from pro forma 2010 results, and up 5 percent on a currency neutral basis. Comparable operating income totaled $173 million, up 7.5 percent versus first-quarter 2010 pro forma results, and up 5.5 percent on a comparable and currency neutral basis.

“These results reflect solid progress toward our 2011 financial goals, goals that will meet or exceed our long-term financial targets,” said John F. Brock, chairman and chief executive officer.  “With the important summer selling season just ahead, we believe we have the right brand and operating plans in place to deliver against our growth objectives.”

Operating Review

    Total volume in the first quarter grew 5 percent. Gross and operating margins were flat during the quarter as net pricing per case increased 1.5 percent, while cost of sales per case increased 1.5 percent.

    Volume growth during the quarter was the result of excellent growth in sparkling brands, which grew 4 percent in the quarter, driven primarily by 3 percent growth in Coca-Cola trademark brands, with Coca-Cola Zero up 25 percent. Soft drink flavors and energy increased 6.5 percent, with solid growth in Fanta, Monster, Sprite, and Dr Pepper.  Still beverage volume increased approximately 15 percent, primarily through the continued expansion of Capri Sun and the addition of Ocean Spray.  Abbey Well and Chaudfontaine waters also provided growth.

    Volume in continental Europe territories increased 4.5 percent. A majority of this increase reflects growth of 2 percent in Coca-Cola trademark brands.  Still beverages increased almost 20 percent, including excellent volume growth for Capri Sun, Chaudfontaine water, Ocean Spray, and Powerade.

    First-quarter volume in Great Britain, our largest territory, increased 6.5 percent, reflecting growth in our My Coke portfolio and sparkling flavor brands and stills.      Coca-Cola Zero, Sprite, Fanta, Dr Pepper and energy all achieved solid growth.

    “Outstanding day-to-day execution in our marketplaces is a key element of these volume results,” said Hubert Patricot, executive vice president and president, European Group. “We are providing solid field level support for strategic marketing initiatives to generate outstanding growth in both stills and sparkling brands, and enabling all territories to drive results while meeting the challenges of a difficult economic environment.

    “With promotions and initiatives such as the celebration of Coca-Cola’s 125th anniversary, Coke with Food, and early Olympic activity, we are well positioned to maximize our presence during the key summer selling season.”

Full-Year 2011 Outlook

CCE now expects earnings per diluted common share in a range of $2.10 to $2.15. This includes a currency benefit of approximately 15 cents to full-year earnings per share based on recent rates.

Revenue is expected to grow in a mid single-digit range, with expected operating income growth in a mid single-digit to high single-digit range. This outlook is comparable, currency neutral, and relative to 2010 pro forma financials.

The company also expects free cash flow of approximately $475 to $500 million, with capital expenditures of approximately $400 million.  Weighted average cost of debt is expected to be approximately 3 percent, and the effective tax rate for 2011 is expected to be in a range of 26 percent to 28 percent.

Share Repurchase

CCE remains on track to complete a share repurchase program of approximately $1 billion by the end of 2011 or early 2012.  As part of this program, CCE purchased $200 million of its shares during the first quarter of 2011, bringing total repurchases since the program was announced to $400 million. Going forward, these plans may be adjusted depending on economic, operating, or other factors, including acquisition opportunities.

Conference Call

CCE will host a conference call with investors and analysts today at 10:30 a.m. ET.  The call can be accessed through our website at www.cokecce.com.

Coca-Cola Enterprises, Inc. is the leading Western European marketer, distributor, and producer of bottle and can liquid nonalcoholic refreshment and the world’s third-largest independent Coca-Cola bottler.  CCE is the sole licensed bottler for products of The Coca-Cola Company in Belgium, continental France, Great Britain, Luxembourg, Monaco, the Netherlands, Norway, and Sweden.  For more information about our company, please visit our website at www.cokecce.com.

# # #

Forward-Looking Statements

Included in this news release are forward-looking management comments and other statements that reflect management’s current outlook for future periods. As always, these expectations are based on currently available competitive, financial, and economic data along with our current operating plans and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. The forward-looking statements in this news release should be read in conjunction with the risks and uncertainties discussed in our filings with the Securities and Exchange Commission (“SEC”), including our Form 10-K for the year ended December 31, 2010, and other SEC filings.

COCA-COLA ENTERPRISES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; In Millions, Except Per Share Data)

	First Quarter
	2011	2010(a)
Net Operating Revenues	$1,844	$1,508
Cost of Sales	1,183	961
Gross Profit	661	547
Selling, Delivery, and Administrative Expenses	497	380
Operating Income	164	167
Interest Expense, Net - Third Party	19	5
Interest Expense, Net - Coca-Cola Enterprises Inc.	-	12
Other Nonoperating Expense, Net	(1)	(4)
Income Before Income Taxes	144	146
Income Tax Expense	38	26
Net Income	$106	$120
Basic Earnings Per Common Share(b)	$0.32	$0.35
Diluted Earnings Per Common Share(b)	$0.31	n/a
Dividends Declared Per Common Share	$0.12	n/a
Basic Weighted Average Common Shares Outstanding(b)	329	339
Diluted Weighted Average Common Shares Outstanding(b)	338	n/a

(a) Prior to the fourth quarter of 2010, our Condensed Consolidated Financial Statements were prepared in accordance with U.S. generally accepted accounting principles on a “carve-out” basis from legacy CCE's Condensed Consolidated Financial Statements using the historical results of operations, assets, and liabilities attributable to the legal entities that comprised new CCE at the effective date of the Merger with The Coca-Cola Company ("TCCC"). These legal entities included all that were previously part of legacy CCE’s Europe operating segment, as well as Coca-Cola Enterprises (Canada) Bottling Finance Company. Our Condensed Consolidated Financial Statements prior to the fourth quarter of 2010 also included an allocation of certain corporate expenses under SEC Staff Accounting Bulletin (“SAB”) 55 that related to services provided to us by legacy CCE. Our Condensed Consolidated Financial Statements prior to the fourth quarter of 2010 do not include the acquired bottling operations in Norway and Sweden.

(b) For the calculation of basic earnings per common share in periods prior to the fourth quarter of 2010, we used the number of shares outstanding immediately following the transaction with TCCC. For periods subsequent to the transaction with TCCC, we used the actual number of weighted average common shares outstanding during that period. There were no dilutive securities in periods prior to the fourth quarter of 2010. For periods subsequent to the transaction with TCCC, we used the actual number of dilutive securities during that period.

COCA-COLA ENTERPRISES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; In Millions)

	April 1,	December 31,
	2011	2010
ASSETS
Current:
Cash and cash equivalents	$321	$321
Trade accounts receivable, net	1,400	1,329
Amounts receivable from The Coca-Cola Company	63	86
Inventories	429	367
Prepaid expenses and other current assets	149	127
Total Current Assets	2,362	2,230
Property, plant, and equipment, net	2,300	2,220
Franchise license intangible assets, net	4,000	3,828
Goodwill	135	131
Other noncurrent assets, net	248	187
Total Assets	$9,045	$8,596
LIABILITIES
Current:
Accounts payable and accrued expenses	$1,668	$1,668
Amounts payable to The Coca-Cola Company	66	112
Current portion of third-party debt	17	162
Total Current Liabilities	1,751	1,942
Third-party debt, less current portion	2,555	2,124
Other noncurrent liabilities, net	186	149
Noncurrent deferred income tax liabilities	1,326	1,238
Total Liabilities	5,818	5,453

SHAREOWNERS' EQUITY
Common stock	3	3
Additional paid-in capital	3,657	3,628
Reinvested earnings	121	57
Accumulated other comprehensive loss	(154)	(345)
Common stock in treasury	(400)	(200)
Total Shareowners' Equity	3,227	3,143
Total Liabilities and Shareowners' Equity	$9,045	$8,596

COCA-COLA ENTERPRISES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; In Millions)

	First Quarter
	2011	2010(a)
Cash Flows From Operating Activities
Net income	$106	$120
Adjustments to reconcile net income to net cash derived from (used in) operating activities:
Depreciation and amortization	78	67
Deferred income tax expense	43	-
Pension expense less than contributions	(4)	(25)
Net changes in assets and liabilities	(215)	(180)
Net cash derived from (used in) operating activities	8	(18)
Cash Flows From Investing Activities
Capital asset investments	(83)	(68)
Net change in amounts due from Coca-Cola Enterprises Inc.	-	(7)
Net cash used in investing activities	(83)	(75)
Cash Flows From Financing Activities
Change in commercial paper, net	(145)	11
Issuances of third-party debt	400	-
Payments on third-party debt	(4)	(2)
Net change in amounts due to Coca-Cola Enterprises Inc.	-	46
Share repurchases	(200)	-
Dividend payments on common stock	(39)	-
Net cash received from The Coca-Cola Company for transaction-related settlements	48	-
Other financing activities, net	2	-
Net cash derived from financing activities	62	55
Net effect of currency exchange rate changes on cash and cash equivalents	13	(21)
Net Change In Cash and Cash Equivalents	-	(59)
Cash and Cash Equivalents at Beginning of Year	321	404
Cash and Cash Equivalents at End of Year	$321	$345

(a) Prior to the fourth quarter of 2010, our Condensed Consolidated Financial Statements were prepared in accordance with U.S. generally accepted accounting principles on a “carve-out” basis from legacy CCE’s Condensed Consolidated Financial Statements using the historical results of operations, assets, and liabilities attributable to the legal entities that comprised new CCE at the effective date of the Merger with TCCC. These legal entities included all that were previously part of legacy CCE’s Europe operating segment, as well as Coca-Cola Enterprises (Canada) Bottling Finance Company. Our Condensed Consolidated Financial Statements prior to the fourth quarter of 2010 also included an allocation of certain corporate expenses under SEC Staff Accounting Bulletin (“SAB”) 55 that related to services provided to us by legacy CCE. Our Condensed Consolidated Financial Statements prior to the fourth quarter of 2010 do not include the acquired bottling operations in Norway and Sweden.

COCA-COLA ENTERPRISES, INC.
RECONCILIATION OF GAAP TO NON-GAAP
(Unaudited; In Millions, Except Per Share Data which is calculated prior to rounding)

Reconciliation of Income (a)	First-Quarter 2011
		Items Impacting Comparability
	Reported (GAAP)(b)	Net Mark-to-Market Commodity Hedges(c)	Restructuring Charges(d)	Comparable (non-GAAP)
Net Operating Revenues	$1,844	$-	$-	$1,844
Cost of Sales	1,183	-	-	1,183
Gross Profit	661	-	-	661
Selling, Delivery, and Administrative Expenses	497	5	(14)	488
Operating Income	164	(5)	14	173
Interest Expense, Net	19	-	-	19
Other Nonoperating Expense, Net	(1)	-	-	(1)
Income Before Income Taxes	144	(5)	14	153
Income Tax Expense	38	(1)	4	41
Net Income	$106	$(4)	$10	$112
Diluted Earnings Per Common Share	$0.31	$(0.01)	$0.03	$0.33

Reconciliation of Income (a) (e)	First-Quarter 2010
		Items Impacting Comparability
	Reported (GAAP) (b)	Net Mark-to- Market Commodity Hedges (c)	Restructuring Charges (d)	Norway and Sweden (f)	SAB 55 Allocation (g)	Pro Forma Corporate (h)	Comparable (non-GAAP)
Net Operating Revenues	$1,508	$-	$-	$217	$-	$-	$1,725
Cost of Sales	961	2	-	142	-	-	1,105
Gross Profit	547	(2)	-	75	-	-	620
Selling, Delivery, and Administrative Expenses	380	2	(1)	69	(38)	47	459
Operating Income	$167	$(4)	$1	$6	$38	$(47)	$161
Interest Expense, Net (i)	17						18
Other Nonoperating Expense, Net	(4)						-
Income Before Income Taxes	146						143
Income Tax Expense (j)	26						39
Net Income	$120						$104
Diluted Earnings Per Common Share (k)	n/a						$0.30

(a) These non-GAAP measures are provided to allow investors to more clearly evaluate our operating performance and business trends. Management uses this information to review results excluding items that are not necessarily indicative of ongoing results. The items listed are based on defined terms and thresholds and represent all material items management considered for year-over-year comparability.

(b) As reflected in CCE's U.S. GAAP Condensed Consolidated Financial Statements.
(c) Amounts represent the net out of period mark-to-market impact of non-designated commodity hedges.
(d) Amounts represent non-recurring restructuring charges. Prior to the fourth quarter of 2010, these amounts only include those related to legacy CCE's Europe operating segment and do not include any legacy CCE corporate amounts.

(e) The pro forma results are for informational purposes only and do not purport to present CCE's actual results had the Merger with TCCC actually occurred on the dates specified or to project actual results for any future period. All pro forma information is based on assumptions believed to be reasonable and should be read in conjunction with the historical financial information contained in CCE's registration statement on Form S-4 declared effective on August 25, 2010.

(f) Reflects historical financial statements of Norway and Sweden as adjusted for purchase accounting adjustments and accounting policy changes.
(g) Adjustment to exclude the SEC Staff Accounting Bulletin ("SAB") 55 allocation of corporate expenses of legacy CCE as it existed prior to the transaction with TCCC.
(h) Assumed one quarter of full-year estimated corporate expense of $185 million incurred evenly throughout the year.
(i) Comparable assumed $2.4 billion in gross debt with a weighted average cost of debt of 3%.
(j) Comparable assumed an effective tax rate of 27%.
(k) Comparable assumed 347 million fully diluted shares outstanding.

COCA-COLA ENTERPRISES, INC.
RECONCILIATION OF GAAP TO NON-GAAP
(Unaudited; In Millions)

	First-Quarter 2011
	Reported (GAAP)(b)	Items Impacting Comparability		Comparable (non-GAAP)
Reconciliation of Segment Income(a)		Net Mark-to-Market Commodity Hedges(c)	Restructuring Charges(d)
Europe	$200	$-	$14	$214
Corporate	(36)	(5)	-	(41)
Operating Income	$164	$(5)	$14	$173

	First-Quarter 2010
	Previously Reported (GAAP)(e)	Segment Measurement Change(f)	As Adjusted Reported (GAAP)(b)	Items Impacting Comparability					Comparable (non-GAAP)
Reconciliation of Segment Income(a)				Net Mark-to-Market Commodity Hedges(c)	Restructuring Charges (d)	Norway and Sweden (g)	SAB 55 Allocation (h)	Pro Forma Corporate (i)
Europe	$201	$(11)	$190	$-	$1	$6	$-	$-	$197
Corporate	(34)	11	(23)	(4)	-	-	38	(47)	(36)
Operating Income	$167	$-	$167	$(4)	$1	$6	$38	$(47)	$161

(a) These non-GAAP measures are provided to allow investors to more clearly evaluate our operating performance and business trends. Management uses this information to review results excluding items that are not necessarily indicative of our ongoing results. The items listed are based on defined terms and thresholds and represent all material items management considered for year-over-year comparability.

(b) As reflected in CCE's U.S. GAAP Condensed Consolidated Financial Statements.
(c) Amounts represent the net out of period mark-to-market impact of non-designated commodity hedges.
(d) Amounts represent non-recurring restructuring charges. Prior to the fourth quarter of 2010, these amounts only include those related to legacy CCE's Europe operating segment and do not include any legacy CCE corporate amounts.

(e) As reflected in CCE's registration statement on Form S-4, declared effective August 25, 2010.
(f) Adjustment to reflect a segment measurement change that occurred in the first quarter of 2011 under which certain information technology-related costs incurred in Europe that were previously reported in our Corporate segment are now reported in our Europe operating segment. For the full-year 2010, approximately $45 million in total expenses will be recast from our Corporate segment to our Europe operating segment. This change did not impact our consolidated operating income for any period.

(g) Reflects historical financial statements of Norway and Sweden as adjusted for purchase accounting adjustments and accounting policy changes.
(h) Adjustment to exclude the SEC Staff Accounting Bulletin ("SAB") 55 allocation of corporate expenses of legacy CCE as it existed prior to the transaction with TCCC.
(i) Assumed one quarter of full-year estimated corporate expense of $185 million incurred evenly throughout the year.

COCA-COLA ENTERPRISES, INC.
RECONCILIATION OF NON-GAAP MEASURES
(Unaudited; In Millions, Except Percentages)

	First-Quarter 2011 Change Versus First-Quarter 2010
Net Revenues Per Case
Change in Net Revenues per Case	2.5%
Impact of Excluding Post Mix, Non-Trade, and Other	0.5%
Bottle and Can Net Pricing Per Case(a)	3.0%
Impact of Currency Exchange Rate Changes	(1.5)%
Currency-Neutral Bottle and Can
Net Pricing Per Case(b)	1.5%

Cost of Sales Per Case
Change in Cost of Sales per Case	3.5%
Impact of Excluding Post Mix, Non-Trade, and Other	0.0%
Bottle and Can Cost of Sales Per Case(c)	3.5%
Impact of Currency Exchange Rate Changes	(2.0)%
Currency-Neutral Bottle and Can
Cost of Sales Per Case(b)	1.5%

Physical Case Bottle and Can Volume
Change in Volume	4.0%
Impact of Selling Day Shift	1.0%
Comparable Bottle and Can Volume(d)	5.0%

	First Quarter
Reconciliation of Free Cash Flow (e)(f)	2011	2010
Net Cash Derived From (Used In) Operating Activities	$8	$(18)
Less: Capital Asset Investments	(83)	(68)
Free Cash Flow	$(75)	$(86)

	April 1,	December 31,
Reconciliation of Net Debt (g)	2011	2010
Current Portion of Debt	$17	$162
Debt, Less Current Portion	2,555	2,124
Less: Cash and Cash Equivalents	(321)	(321)
Net Debt	$2,251	$1,965

(a) The non-GAAP financial measure "Bottle and Can Net Pricing Per Case" is used to more clearly evaluate bottle and can pricing trends in the marketplace. The measure (1) excludes the impact of fountain volume and other items that are not directly associated with bottle and can pricing in the retail environment and (2) reflects the impact of the acquired bottling operations in Norway and Sweden as if they were acquired on January 1, 2010. Our bottle and can sales accounted for approximately 95 percent of our net revenues during the first quarter of 2011.

(b) The non-GAAP financial measures "Currency-Neutral Bottle and Can Net Pricing Per Case" and "Currency-Neutral Bottle and Can Cost of Sales per Case" are used to separate the impact of currency exchange rate changes on our operations.

(c) The non-GAAP financial measure "Bottle and Can Cost of Sales Per Case" is used to more clearly evaluate cost trends for bottle and can products. The measure (1) excludes the impact of fountain ingredient costs and other items not directly associated with the bottle and can cost environment and (2) reflects the impact of the acquired bottling operations in Norway and Sweden as if they were acquired on January 1, 2010.

(d) "Comparable Bottle and Can Volume" is used to analyze the performance of our business on a constant period and territory basis. This measure reflects the impact of the acquired bottling operations in Norway and Sweden as if they were acquired on January 1, 2010. There was one less selling day in the first quarter of 2011 versus the first quarter of 2010.

(e) The non-GAAP measure "Free Cash Flow" is provided to focus management and investors on the cash available for debt reduction, dividend distributions, share repurchase, and acquisition opportunities.

(f) Prior to the fourth quarter of 2010, the free cash flow calculation only includes legacy CCE's European operations and does not include any legacy CCE corporate amounts or amounts related to the bottling operations in Norway and Sweden.

(g) The non-GAAP measure "Net Debt" is used to more clearly evaluate our capital structure and leverage.